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                                                                EXHIBIT 3.2

                                AMENDMENT NO. 1
                                     TO THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                    PURSUANT TO SECTIONS 245 AND 303 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
                              BY AND ON BEHALF OF
                            MAI SYSTEMS CORPORATION


        MAI Systems Corporation, a Delaware corporation organized and existing under and by virtue of the laws of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

                1. This Amendment No. 1 to the Amended and Restated Certificate of Incorporation amends and restates Articles FOURTH and FIFTH of the Corporation's Certificate of Incorporation, in their entirety, as amended to date, as follows:

        FOURTH:         In accordance with the provisions of Section 303 of the
General Corporation Law of the State of Delaware, the authorized capital stock of the Corporation shall consist of 25,000,000 shares par value $0.01 per share.

        FIFTH:          The total number of shares which the Corporation shall
have authority to issue is 25,000,000 shares of Common Stock, par value $.01 per share. In accordance with Section 1123(a)(6) of Title 11 of the United States Code, as amended and as in effect on the date of this Amended and Restated Certificate of Incorporation, the Corporation shall not issue any nonvoting equity securities.

        A. Dividends: The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, property or shares of Common Stock.

        B. Voting rights: At every annual or special meeting of stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of the Corporation.

        C. Liquidation, Dissolution, or Winding Up: In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation.

        IN WITNESS WHEREOF, MAI Systems Corporation has caused this Certificate to be executed in its corporation name by its Vice President and its seal to be hereunto affixed and attested by its Assistant Secretary this 21st day of May 1996.

MAI SYSTEMS CORPORATION


By:  /s/ STANLEY P. WITKOW              ATTEST BY:  /s/ ERIC CHRISTIANSEN
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         Stanley P. Witkow                              Eric Christiansen